Exhibit 99.2

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Alcobra, Ltd. in its Registration Statement on Form F-1 (File No. 333-186003), and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Howard B. Rosen
Howard B. Rosen
March 14, 2013